Exhibit 99.1
NEWS RELEASE
www.agcocorp.com
For Immediate Release

CONTACT:
Greg Peterson
Vice President, Investor Relations
(770) 232-8229
greg.peterson@agcocorp.com

AGCO ANNOUNCES MANAGEMENT CHANGES
DULUTH, GA -September 27, 2019 - AGCO, Your Agriculture Company, (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, announced today that Rob Smith, currently Senior Vice President and General Manager, Europe/Middle East (EME), has indicated his intent to leave AGCO on January 31, 2020. Rob will be succeeded by Torsten Dehner, currently Vice President of Global Parts for AGCO. Torsten’s appointment is effective January 1, 2020.
“I want to thank Rob for his significant contributions to the Company over the past six years. Rob has had a meaningful impact on developing and executing the strategic, financial and operational priorities for our European Business,” said Martin Richenhagen, Chairman, President and CEO of AGCO.
Mr. Dehner joined AGCO in 2010 as Vice President, Purchasing & Materials, EME and became Vice President of Global Parts in 2018. Prior to joining AGCO, Torsten held a number of leadership positions at Behr GmbH & Co. KG during his twelve-year tenure. In his final role at Behr, he served as Group Vice President, Purchasing. Mr. Dehner holds a bachelor’s and master’s degree in engineering from the University of Stuttgart and an MBA from the University of Reutlingen.
“Torsten brings a wealth of experience and demonstrated leadership to this position to help build on our successes in the European market,” continued Martin Richenhagen.
About AGCO:
AGCO (NYSE:AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of $9.4 billion in 2018. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.
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